UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of earliest event reported: June 17, 2004

CCF HOLDING COMPANY

(Exact Name of Registrant as Specified in Charter)

Georgia	0-25846	58-2173616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 North Main Street, Jonesboro, Georgia	30236
(Address of Principal Executive Offices)	(Zip Code)

(770) 478-8881

(Registrant’s telephone number, including area code)

Item 5. Other Events.

On June 17, 2004, CCF Holding Company announced that its Board of Directors approved a 3-for-2 stock split of the Company’s common stock and a $0.05 per share cash dividend to its shareholders. The cash dividend will be paid on the newly acquired shares from the stock split as well as the existing shares and equates to a 25% increase in the cash dividend rate. The shares will be distributed and the cash dividend will be paid on July 15, 2004 to shareholders of record as of July 1, 2004. Fractional shares created as a result of the split will be paid in cash based on the average bid/ask price of the stock as of July 1, 2004. The Company believes that the stock split will produce a 50% increase in total shares outstanding, thereby improving the liquidity of the Company’s stock. At June 17, 2004, CCF Holding Company had approximately 1,481,075 shares issued and outstanding. Following the stock split, the Company will have approximately 2,221,600 shares issued and outstanding.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits.

99.1 Press Release dated June 17, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CCF HOLDING COMPANY

By:	/s/ David B. Turner
David B. Turner
President and Chief Executive Officer

Dated: June 18, 2004